Exhibit 99.1

Zoës Kitchen Announces Second Quarter 2016 Results

PLANO, TX - (BUSINESS WIRE) - August 22, 2016 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and twenty-eight weeks ended July 11, 2016.

Highlights for the twelve weeks ended July 11, 2016, as compared to the twelve weeks ended July 13, 2015:

•	Total revenue increased 21.7% to $66.3 million.

•	Comparable restaurant sales increased 4.0%.

•	Opened nine new Company-owned restaurants and reopened a restaurant in South Carolina damaged by a hurricane last year.

•	Restaurant contribution increased 23.7% to $14.3 million, or 21.7% of restaurant sales.

•	Adjusted EBITDA* increased 20.1% to $7.1 million.

•
Net income was $1.2 million, or $0.06 per basic and diluted share, compared to net income of $0.1 million, or $0.01 per basic and diluted share. Net income for the twelve weeks ended July 13, 2015 included $0.5 million of executive transition costs.

•	Adjusted net income* was $1.2 million, or $0.06 per diluted share, compared to adjusted net income of $1.0 million or $0.05 per diluted share.

Highlights for the twenty-eight weeks ended July 11, 2016, as compared to the twenty-eight weeks ended July 13, 2015:

•	Total revenue increased 24.9% to $146.7 million.

•	Comparable restaurant sales increased 6.2%.

•	Opened 20 new Company-owned restaurants and reopened a restaurant in South Carolina damaged by a hurricane last year.

•	Restaurant contribution increased 26.8% to $32.0 million, or 21.9% of restaurant sales.

•	Adjusted EBITDA* increased 24.3% to $15.5 million.

•
Net income was $2.6 million, or $0.13 per basic and diluted share, compared to net income of $0.8 million, or $0.04 per basic and diluted share. Net income for the twenty-eight weeks ended July 13, 2015 included $0.5 million of executive transition costs.

•	Adjusted net income* was $2.3 million, or $0.12 per diluted share, compared to adjusted net income of $1.5 million or $0.08 per diluted share.

(*) EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP measures. For reconciliations of EBITDA, adjusted EBITDA and adjusted net income to GAAP net income and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

“We’re pleased to have delivered strong second quarter financial results that included a 22% increase in total revenue and our 26th consecutive quarter of positive comparable restaurant sales growth,” said Kevin Miles, President and CEO of Zoës Kitchen. “Furthermore, our topline results and operational execution enabled us to deliver strong profit growth with a 20% increase in adjusted EBITDA.  We believe the consistency of our results reflects the success of our long term strategic focus and we remain confident in our potential to operate over 1600 units in the US.”

Miles added, “We continue to execute on our development plans, opening nine new Zoës Kitchen locations during the second quarter and have since added another five locations in the third quarter.  With 25 new locations opened year-to-date, we are on track to open 35 to 36 restaurants in 2016. Our increased footprint and growing brand presence continue to establish Zoës Kitchen as the leader in Mediterranean.”

Second Quarter 2016 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 21.7% to $66.3 million in the twelve weeks ended July 11, 2016, from $54.5 million in the twelve weeks ended July 13, 2015. Restaurant sales for the twelve weeks ended July 11, 2016 were $66.2 million, an increase of 21.7% from the twelve weeks ended July 13, 2015.
Comparable restaurant sales increased 4.0% during the twelve weeks ended July 11, 2016, consisting of a 0.9% increase in transactions and product mix, combined with a 3.1% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 134 restaurants as of July 11, 2016.

Restaurant contribution increased 23.7% to $14.3 million in the twelve weeks ended July 11, 2016 from $11.6 million in the twelve weeks ended July 13, 2015. As a percentage of restaurant sales, restaurant contribution margin increased 40 basis points to 21.7% as the Company continued to benefit from lower commodity prices, which were partially offset by an increase in labor and store operating expenses. The increase in labor was driven primarily by hourly wage rate inflation and higher employee benefits costs. The increase in store operating expenses was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes.

Net income for the twelve weeks ended July 11, 2016 was $1.2 million, or $0.06 per diluted share, compared to a net income of $0.1 million, or $0.01 per diluted share, for the twelve weeks ended July 13, 2015. Net income for the twelve weeks ended July 13, 2015 included $0.5 million of executive transition costs. Adjusted net income was $1.2 million, or $0.06 per diluted share, for the twelve weeks ended July 11, 2016, compared to adjusted net income of $1.0 million or $0.05 per diluted share, for the twelve weeks ended July 13, 2015.

2016 Fiscal Year Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 24.9% to $146.7 million in the twenty-eight weeks ended July 11, 2016, from $117.5 million in the twenty-eight weeks ended July 13, 2015. Restaurant sales for the twenty-eight weeks ended July 11, 2016 were $146.6 million, an increase of 24.9% from $117.4 million in the twenty-eight weeks ended July 13, 2015.

Comparable restaurant sales increased 6.2% during the twenty-eight weeks ended July 11, 2016, consisting of a 3.7% increase in transactions and product mix combined with a 2.5% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 134 restaurants as of July 11, 2016.

Restaurant contribution increased 26.8% to $32.0 million in the twenty-eight weeks ended July 11, 2016, from $25.3 million in the twenty-eight weeks ended July 13, 2015. As a percentage of restaurant sales, restaurant contribution margin increased 40 basis points to 21.9% as the Company benefited from lower commodity prices, primarily in poultry, and renegotiations of major paper and produce contracts in late 2015, which were partially offset by increases in labor and store operating expenses. The increase in labor was driven primarily by hourly wage rate inflation and higher employee benefits costs. The increase in store operating expenses was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes.

Net income for the twenty-eight weeks ended July 11, 2016 was $2.6 million, or $0.13 per diluted share, compared to net income of $0.8 million, or $0.04 per diluted share, for the twenty-eight weeks ended July 13, 2015. Net income for the twenty-eight weeks ended July 13, 2015 included $0.5 million of executive transition costs. Adjusted net income was $2.3 million, or $0.12 per diluted share, for the twenty-eight weeks ended July 11, 2016, compared to adjusted net income of $1.5 million, or $0.08 per diluted share, for the twenty-eight weeks ended July 13, 2015.

Development
The Company opened 9 new Company-owned restaurants during the twelve weeks ended July 11, 2016. As of July 11, 2016, there were 183 Company-owned restaurants and three franchised restaurants. The company also reopened a restaurant in Columbia, South Carolina that was closed in the third quarter of last year after damage from Hurricane Joaquin. Subsequent to the end of the second quarter, the Company has opened five additional restaurants, bringing the total restaurant count to 191.

FY 2016 Outlook
For the fiscal year ending December 26, 2016, the Company is updating its outlook and currently expects the following:

•	Total revenue between $277.0 million and $280.0 million (previously $277.0 million and $281.0 million).

•	Comparable restaurant sales growth of 4.0% to 5.0% (previously 4.5% to 6.0%).

•	35 to 36 Company-owned restaurant openings (previously 34 to 36).

•	Restaurant contribution margin between 20.5% and 20.8% (previously 20.5% and 21.0%).

•	General and administrative expenses between 11.5% and 11.7% of total revenue, inclusive of $2.3 million of non-cash equity based compensation expense (unchanged from previous guidance).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2016 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13642501. The replay will be available until Monday, August 29, 2016.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus asset disposals, pre-opening costs and executive transition costs.

Adjusted net income, a non-GAAP measure, is defined as net income plus the provision for income taxes; less an estimated tax rate of 38%.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 191 locations in 20 states across the United States, Zoës Kitchen aims to deliver goodness to its guests by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, and adjusted net income (loss) (collectively, the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 11, 2016	July 13, 2015	July 11, 2016	July 13, 2015
Revenue:
Restaurant sales	$66,222	$54,424	$146,570	$117,373
Royalty fees	51	50	114	109
Total revenue	66,273	54,474	146,684	117,482
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	19,995	17,313	43,984	36,987
Labor	18,810	15,006	42,109	32,825
Store operating expenses	13,075	10,514	28,448	22,301
General and administrative expenses	7,270	6,261	16,715	13,503
Depreciation	3,292	2,587	7,284	5,779
Amortization	373	375	873	887
Pre-opening costs	552	637	1,292	1,485
Loss from disposal of equipment	100	100	337	147
Total operating expenses	63,467	52,793	141,042	113,914
Income from operations	2,806	1,681	5,642	3,568
Other income and expenses:
Interest expense, net	861	711	1,983	1,682
Other income	(20)	(21)	(47)	(31)
Total other income and expenses	841	690	1,936	1,651
Income before provision for income taxes	1,965	991	3,706	1,917
Provision for income taxes	764	871	1,109	1,105
Net income	$1,201	$120	$2,597	$812

Earnings per share:
Basic	$0.06	$0.01	$0.13	$0.04
Diluted	$0.06	$0.01	$0.13	$0.04
Weighted average shares of common stock outstanding:
Basic	19,436,315	19,334,939	19,413,132	19,313,094
Diluted	19,631,272	19,557,645	19,595,542	19,535,948

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's condensed consolidated statements of operations for the period indicated. The percentages set forth below may not reconcile due to rounding of amounts stated:

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 11, 2016	July 13, 2015	July 11, 2016	July 13, 2015
Revenue:
Restaurant sales	99.9%	99.9%	99.9%	99.9%
Royalty fees	0.1%	0.1%	0.1%	0.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization) (1):
Cost of sales	30.2%	31.8%	30.0%	31.5%
Labor	28.4%	27.6%	28.7%	28.0%
Store operating expenses	19.7%	19.3%	19.4%	19.0%
General and administrative expenses	11.0%	11.5%	11.4%	11.5%
Depreciation	5.0%	4.7%	5.0%	4.9%
Amortization	0.6%	0.7%	0.6%	0.8%
Pre-opening costs	0.8%	1.2%	0.9%	1.3%
Loss from disposal of equipment	0.2%	0.2%	0.2%	0.1%
Total operating expenses	95.8%	96.9%	96.2%	97.0%
Income from operations	4.2%	3.1%	3.8%	3.0%
Other income and expenses:
Interest expense, net	1.3%	1.3%	1.4%	1.4%
Other income	(0.0)%	(0.0)%	(0.0)%	(0.0)%
Total other income and expenses	1.3%	1.3%	1.3%	1.4%
Income before provision for income taxes	3.0%	1.8%	2.5%	1.6%
Provision for income taxes	1.2%	1.6%	0.8%	0.9%
Net income	1.8%	0.2%	1.8%	0.7%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	July 11, 2016	December 28, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$14,442	$19,131
Total assets	212,647	197,994
Total debt (1)	27,996	28,653
Total liabilities	82,839	73,038
Total stockholders' equity	129,808	124,956

(1) Includes $27.8 million and $28.4 million of deemed landlord financing as of July 11, 2016 and December 28, 2015, respectively.

	Quarter Ended
	July 11, 2016	April 18, 2016	December 28, 2015	October 5, 2015	July 13, 2015
Selected Operating Data:
Company-owned restaurants at end of period	183	174	163	158	148
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales	4.0%	8.1%	7.7%	4.5%	5.6%
Units in the comparable base	134	126	116	112	105

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 11, 2016	July 13, 2015	July 11, 2016	July 13, 2015

Adjusted EBITDA:
Net income, as reported	$1,201	$120	$2,597	$812
Depreciation and amortization	3,665	2,962	8,157	6,666
Interest expense, net	861	711	1,983	1,682
Provision for income taxes	764	871	1,109	1,105
EBITDA	6,491	4,664	13,846	10,265
Asset disposals(1)	100	100	337	147
Pre-opening costs(2)	552	637	1,292	1,485
Executive transition costs (3)	—	549	—	549
Adjusted EBITDA	$7,143	$5,950	$15,475	$12,446

(1) Represents costs related to loss on disposal of equipment.
(2) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(3) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 11, 2016	July 13, 2015	July 11, 2016	July 13, 2015

Adjusted net income:
Net income, as reported	$1,201	$120	$2,597	$812
Executive transition costs (1)	—	549	—	549
Provision for income taxes (2)	764	871	1,109	1,105
Pre-tax Adjusted net income	1,965	1,540	3,706	2,466
Estimated tax provision (2)	747	585	1,408	937
Adjusted net income	$1,218	$955	$2,298	$1,529

Adjusted net income per share:
Basic	$0.06	$0.05	$0.12	$0.08
Diluted	$0.06	$0.05	$0.12	$0.08
Weighted average shares of common stock outstanding:
Basic	19,436,315	19,334,939	19,413,132	19,313,094
Diluted	19,631,272	19,557,645	19,595,542	19,535,948

(1) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement.
(2) For comparability, the provision for income taxes is added back to arrive at pre-tax adjusted net income; then, an estimated 38% tax rate is applied to arrive at adjusted net income.